Exhibit 2.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

PART 2 OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN

COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT 2006.

If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your bank manager, solicitor, accountant or other independent professional adviser who, if you are in the UK, is authorised pursuant to the Financial Services and Markets Act 2000, or from an appropriately authorised independent financial adviser if you are in a territory outside the UK.

The distribution of this document in or into jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

This document is confidential to the recipient and should not be distributed or forwarded to, or relied upon by, any other person.  In addition, the recipient may not use this document for any purpose other than evaluating the Scheme and the Reorganisation.

This document should be read as a whole. Your attention is drawn to the letter from the Chief Executive Officer of the Company in Part 1 of this document, which contains the unanimous recommendation of the Directors that holders of C Ordinary Shares vote in favour of the Scheme at the Court Meeting, that holders of all other classes of Shares vote in favour of the resolution to be proposed at the General Meeting and that you provide the requested authorisations in respect of the Reorganisation following the completion of the Scheme.

Notices of the Court Meeting and the General Meeting, which will commence at 10.00 a.m. on 16 March 2012, are set out at the end of this document. The Court Meeting will start at 10.00 a.m. on that date and the General Meeting at 10.15 a.m. or as soon thereafter as the Court Meeting is concluded or adjourned.

Recommended acquisition of

EDWARDS GROUP PLC

by

EDWARDS GROUP LIMITED

to be effected by means of a

court-approved scheme of arrangement

under part 26 of the Companies Act 2006

The action to be taken by the Shareholders is set out in paragraph 9 of Part 1 of this document (Letter from the Chief Executive Officer). Holders of C Ordinary Shares will find enclosed with this document a pink Form of Proxy and holders of all other classes of Shares will find enclosed a blue Form of Proxy. The pink Form of Proxy is to be used in connection with the Court Meeting. The blue Form of Proxy is to be used in connection with the General Meeting.

Whether or not you intend to attend the Meetings, please complete and sign the relevant Form of Proxy and return it in accordance with the instructions printed on the forms either by post or (during normal business hours only) by hand to Edwards Group plc, Manor Royal, Crawley, West Sussex, RH10 9LW marked “For the attention of the Interim Company Secretary” or by email (attached as PDFs) to michael.anscombe@edwardsvacuum.com with a copy to benedict.pearce@weil.com so as to arrive as soon as possible but in any event so as to be received by no later than 10.00 a.m. on 14 March 2012. This will enable your votes to be counted at the Meetings in the event of your absence.  If the pink Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 14 March 2012, it may be handed to the chairman of the Court Meeting before the start of the Court Meeting.  Please also sign the enclosed Power of Attorney in relation to the Reorganisation and return it to Michael Anscombe in the same way at the same time.

DEFINITIONS

Definitions used in this document are set out in Part 7.

TIME

All times set out in this document refer to the time in London, UK.

INFORMATION FOR OVERSEAS PERSONS

This document does not constitute an offer or invitation to sell, purchase, subscribe for or issue any securities or the solicitation of an offer to buy or subscribe for any securities pursuant to this document or otherwise in any jurisdiction in which such offer, invitation or solicitation is or would be unlawful.

The Consideration Shares, which are proposed to be issued in connection with the Scheme as described herein, will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided under section 3(a)(10) thereof and, as such, the issuance of the Consideration Shares will not be registered under such act or under the relevant securities laws of any state or territory or other jurisdiction of the United States. Persons who were affiliates of the Company or who become affiliates of Holdco (within the meaning of the US Securities Act) will be subject to certain restrictions on the offer and sale of Consideration Shares received under the Scheme. However, they (and all other holders of Consideration Shares) will also be subject to the significant restrictions on the transferability of the Consideration Shares provided in the Holdco Articles as described herein.

The Consideration Shares have not been and may not be offered, sold, resold, delivered or distributed, directly or indirectly, in, into or from any jurisdiction where to do so would constitute a violation of relevant laws or require registration of the Consideration Shares or to, or for the account or benefit of, any person where to do so would constitute a violation of relevant laws or require registration of the Consideration Shares.

No securities regulatory authority or listing authority or equivalent has reviewed, approved or disapproved of this document, the Scheme, the Acquisition and the Reorganisation described herein or the Consideration Shares.

DISCLOSURE NOTICE

The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Company or Holdco except where otherwise stated.

No person has been authorised to make any representation on behalf of the Company or Holdco concerning the Scheme which are inconsistent with the statements contained herein and any such representations, if made, may not be relied upon as having been so authorised.

No person should construe the contents of this document as legal, financial or tax advice and should consult their own advisers in connection with the matters contained herein.

FINANCIAL INFORMATION

A copy of the last audited consolidated accounts of Edwards Group plc for the year ended 31 December 2010 is available on the Company’s website, www.edwardsvacuum.com and can also be obtained from the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London, EC4A 1AY during business hours on any Business Day prior to the Effective Date.

CONFIDENTIALITY

As mentioned above, the information in this document is highly confidential. Please do not disclose this document or any of the information contained in it to third parties other than your professional advisers.

This document is dated 1 March 2012.

i

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The following indicative timetable sets out the dates for implementation of the Scheme and the Reorganisation.

Unless otherwise stated, all references in this document to times are to London times.

Latest time for lodging Forms of Proxy for:
Court Meeting (PINK form)(1)(2)	10.00 a.m. on 14 March 2012
General Meeting (BLUE form)(2)	10.15 a.m. on 14 March 2012
Latest time for returning Powers of Attorney	10.15 a.m. on 14 March 2012
Voting Record Time for relevant Court Meeting and General Meeting(3)	6.00 p.m. on 14 March 2012
Court Meeting	10.00 a.m. on 16 March 2012
General Meeting(4)	10.15 a.m. on 16 March 2012
Scheme Record Time(5)	8.00 p.m. on 30 March 2012
Court Hearing to sanction the Scheme and the Reduction of Capital(5)	2 April 2012
Effective Date(5)	3 April 2012
General Meeting and class meetings of Holdco to implement the Reorganisation	After 3 April 2012
Effective date for the Reorganisation	Upon an IPO

The dates listed above are based on current expectations and may be subject to change.

Notes:

(1)                                  If the pink Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 14 March 2012, it may be handed to the chairman of the Court Meeting before the start of the Court Meeting.

(2)                                  Please see “Action to be taken” on page iii of this document.

(3)                                  If either the Court Meeting or the General Meeting is adjourned or postponed, the Voting Record Time for the relevant adjourned or postponed meeting will be 6.00 p.m. on the day falling two days before the day of the adjourned or postponed meeting.

(4)                                  To commence at 10.15 a.m. or, if later, immediately after the conclusion or adjournment of the Court Meeting.

(5)                                  These times and dates are indicative only and will depend, amongst other things, on the dates upon which the Court sanctions the Scheme and the Reduction of Capital.

ACTION TO BE TAKEN

Detailed instructions of the action to be taken are set out in paragraph 9 of Part 1 of this document (Letter from the Chief Executive Officer) and are summarised below:

Voting at the Court Meeting and the General Meeting

The Scheme and the Reduction of Capital require the approval of shareholders of each class in the capital of the Company. A meeting of the holders of C Ordinary Shares convened by the Court will be held at the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London, EC4A 1AY at 10.00 a.m. on 16 March 2012. The unanimous written consent of the holders of A Ordinary Shares, B Ordinary Shares and Preference Shares to the Scheme is expected to be obtained on or before that date.  Implementation of the Scheme and the Reduction of Capital also requires the approval of Shareholders at a General Meeting to be held at the same address at 10.15 a.m. on 16 March 2012 (or as soon thereafter as the Court Meeting has concluded or adjourned).

Your vote is important. The Court needs to be satisfied that the votes are a fair representation of the views of the Shareholders. You are therefore strongly urged to sign and return the relevant Form of Proxy as soon as possible and, in any event, so as to be received by post or (during normal business hours only) by hand to Edwards Group plc, Manor Royal, Crawley, West Sussex, RH10 9LW marked “For the attention of the Interim Company Secretary” or by email (attached as PDFs) to michael.anscombe@edwardsvacuum.com with a copy to benedict.pearce@weil.com by the following time:

Pink Form of Proxy for the Court Meeting (holders of C Ordinary Shares)	10.00 a.m. on 14 March 2012
Blue Form of Proxy for the General Meeting (holders of all other classes of Shares)	10.15 a.m. on 14 March 2012

If the pink Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 14 March 2012, it may be handed to the chairman of the Court Meeting before the start of the Court Meeting.

Powers of Attorney

Shareholders will also find enclosed a Power of Attorney authorising Matthew Taylor, David Smith or Adam Ramsay to execute any documents required in connection with:

(a)                                 the Reorganisation and the IPO (such as Lock-Up arrangements, any further consents required, the signing of any instrument of proxy and any consent to short notice of any general meeting); and

(b)                                the sale of any New Holdco Shares pursuant to your share sale election (such as the relevant share transfer documentation and the negotiation and signing of an underwriting agreement), on your behalf without further contacting you (except in order to determine the number of New Holdco Shares you elect to be sold in the IPO). The Power of Attorney is included for the purposes of administrative efficiency.  It expires on 30 September 2012. Please sign the relevant Power of Attorney and have it witnessed.  If you do not sign and return your Power of Attorney, it may not be possible to proceed with the IPO or any sale of your shares as part of it.  Any independent adult over the age of 18 such as someone you work with, a friend or a neighbour can act as your witness. You should not have your signature witnessed by someone you are related to, a partner, or someone who lives at the same address as you. Your witness should also be able to understand spoken and written English.

If you have any questions relating to this document or the completion and return of Forms of Proxy, the Power of Attorney or otherwise, please send all enquiries in writing to:

Michael Anscombe

michael.anscombe@edwardsvacuum.com

Direct: +44 129 360 3523

QUESTIONS AND ANSWERS

1.                                       What is the Purpose of the Scheme?

Preparations are being made for an initial public offering (“IPO”) of shares in Edwards Group.  It is proposed that the IPO will involve a listing of shares on the NASDAQ market in the United States.  To facilitate this listing, it is proposed that a new holding company, referred to in this document as Holdco and incorporated in the Cayman Islands, will acquire the existing Edwards Group plc.  The Directors intend to manage and control Holdco so that it is resident in the United Kingdom for tax purposes.  The Scheme effects this acquisition.

2.                                       What is the Scheme?

The acquisition of the Company’s shares by Holdco is to be implemented by way of the Scheme. The Scheme is a UK Companies Act statutory procedure under which a company may make an arrangement with its shareholders. The arrangement must be approved by the relevant classes of the company’s shareholders and then also approved by the Court. The Scheme is a very common procedure used in the UK in relation to company acquisitions.

The approvals required from the Shareholders are as follows:

(i)                                    at a separate meeting of the holders of C Ordinary Shares convened by the Court, the approval of a majority in number representing 75 per cent. in value of the holders of C Ordinary Shares actually voting, whether in person or by proxy;

(ii)                                 at a General Meeting of the shareholders, the approval of shareholders representing 75 per cent. in value of the holders of A Ordinary Shares, B Ordinary Shares and Preference Shares actually voting, whether in person or by proxy; and

(iii)                              the written consent of all the holders of A Ordinary Shares,  B Ordinary Shares and Preference Shares.

3.                                       Why Did I Receive This Circular?

According to corporate records, you are a holder of Shares.

4.                                       What is the Proposed Consideration for the Shares?

Holdco is offering to issue Consideration Shares as consideration for acquiring the Shares. The Consideration Shares to be issued by Holdco will reflect the current share capital structure of the Company, and will be offered to the Shareholders on the following basis:

For each A Ordinary Share	one A ordinary share of £0.001 in the capital of Holdco

For each B Ordinary Share	one B ordinary share of £0.001 in the capital of Holdco

For each C Ordinary Share	one C ordinary share of £0.001 in the capital of Holdco

For each Preference Share	one preference share of £0.001 in the capital of Holdco

The Consideration Shares will have the rights and restrictions as summarised in Part 3 of this document (which are in all material respects the same as the rights attaching to the existing Shares in the Company of the same class).

5.                                       What is the new share capital structure of Holdco?

The new share capital structure of Holdco is summarised in Part 3 of this document, and materially replicates the existing capital structure of the Company. All of the Consideration Shares will be denominated in Pounds Sterling to facilitate the subsequent reorganisation of Holdco, conditional upon the IPO taking place. Further details of the classes of shares in Holdco and who they will be held by are set out in Part 3 of this document.

6.             What happens if the IPO does not go ahead?

Whether it is possible to effect the IPO, and when it occurs, depends on market conditions which are unpredictable.  It is possible that the IPO may not occur.  It is intended that the Scheme will become effective whether or not the IPO occurs.  If the IPO does not then go ahead, Shareholders will have shares which are equivalent in all material respects to those which they hold now, save that the Shareholders will have shares in a Cayman Islands entity rather than a company registered in England and Wales.  Cayman Islands company law is similar to English company law except that, inter alia, it allows for mergers and consolidations of companies and it does not require exempted companies to file their register of members with the Registrar of Companies in the Cayman Islands or to make their register of members open to public inspection. In addition, as an exempted company, Holdco’s operations must be conducted mainly outside the Cayman Islands.

7.             What is the planned pre-IPO Reorganisation of Holdco?

If the IPO occurs, there will be a pre-IPO reorganisation of Holdco. In this Reorganisation, which will be conditional on the IPO taking place, all the shares in Holdco will be converted into new ordinary shares of £0.001 each (or such other nominal value as may be determined following consultation with the Board) (the “New Holdco Shares”) and nil value deferred shares in Holdco to reflect the percentages of New Holdco Shares to be held by the various classes of Shareholders as set out in the conversion and ratchet mechanisms contained in the existing articles of association of the Company (which will also be reflected in the articles of association of Holdco in all material respects).

Further details in relation to the steps required to implement the Reorganisation are set out in section 4 of Part 1.

8.             Do I need to approve the Reorganisation?

Your approval is required for the Reorganisation.  You should give this by completing, signing and returning the enclosed Power of Attorney, which authorises Matthew Taylor, David Smith or Adam Ramsay to sign all necessary documents in connection with the Reorganisation and the IPO.  If you do not sign and return your Power of Attorney, it may not be possible to proceed with the IPO or any sale of your shares as part of it.

9.                                       Will I be able to sell shares in the IPO?

That depends on market conditions, but it is our intention to provide holders of shares in Holdco with the opportunity to sell shares in the IPO in the same proportion, pro-rata, as the Lead Investors, subject to market conditions at the time of the IPO and also to the limitation that no more than 20 per cent. of the issued share capital of Holdco immediately after the IPO may be sold at such time.  You will receive further details of this opportunity nearer the time of the IPO, but the enclosed Power of Attorney authorises Matthew Taylor, David Smith or Adam Ramsay to negotiate the terms of and sign all necessary documents to give effect to any sale by you.

10.                                 Is This Transaction Recommended By The Board?

The Board of Directors unanimously recommends that Shareholders vote in favour of the Scheme and provide the requested authorisations in respect of the Reorganisation.

11.                                 What Will Happen If I Decide Not To Approve the Scheme or Not to Vote?

Your vote is important. The Court needs to be satisfied that the votes represent a fair representation of the views of the Shareholders. However, if the conditions are satisfied and the Court approves the Scheme, your Shares will be automatically cancelled and you will receive shares in Holdco whether or not you have voted in favour of the proposed resolutions or provided the required consents.

12.                                 How Long Do I Have To Decide Whether To Approve the Scheme?

The Court Meeting and the General Meeting to approve the Scheme are due to take place on 16 March 2012.

Please complete, sign and return the enclosed pink form of proxy (in respect of the Court Meeting) and the enclosed blue form of proxy (in respect of the General Meeting) by the following time:

Pink Form of Proxy for the Court Meeting (holders of C Ordinary Shares)	10.00 a.m. on 14 March 2012
Blue Form of Proxy for the General Meeting (holders of all the other classes of Shares)	10.15 a.m. on 14 March 2012

v

If the pink Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 14 March 2012, it may be handed to the chairman of the Court Meeting before the start of the Court Meeting.

13.                                 When will I receive my Consideration Shares?

We anticipate that the Scheme will become effective on or around 3 April 2012, although that date could change.

14.                                 What Do I Need To Do Now?

After carefully reading and considering the information contained in this document, you need to decide whether you wish to approve the Scheme and provide the required consents.

In order to approve the Scheme and provide the required consents (if you are a holder of C Ordinary Shares), please complete and sign the pink Form of Proxy in respect of the Court Meeting and return it as soon as possible so as to be received by 10.00 a.m. on 14 March 2012 and (if you are a holder of any other classes of Shares) the blue Form of Proxy in respect of the General Meeting and return it as soon as possible so as to be received by 10.15 a.m. on 14 March 2012.   If the pink Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 14 March 2012, it may be handed to the chairman of the Court Meeting before the start of the Court Meeting.  Please also sign and return the enclosed Power of Attorney in relation to the Reorganisation of the share capital of Holdco and the IPO and return it as soon as possible so as to be received by 10.15 a.m. on 14 March 2012.

15.                                 Who Can Help Answer My Questions?

If you have any questions relating to this document or the completion and return of Forms of Proxy and Power of Attorney, please send all enquires in writing to:

Michael Anscombe

michael.anscombe@edwardsvacuum.com

Direct: +44 129 360 3523

PART 1: LETTER FROM THE CHIEF EXECUTIVE OFFICER OF THE COMPANY

Please see Part 7 for definitions used in this letter

1 March 2012

Dear Shareholder

RECOMMENDED ACQUISITION OF EDWARDS GROUP PLC BY HOLDCO AND SUBSEQUENT REORGANISATION OF HOLDCO IN PREPARATION FOR A PROPOSED INITIAL PUBLIC OFFERING

1  INTRODUCTION AND PRINCIPAL TERMS

As you may know from our previous communication with you in February 2011, we have been working since 2011 with a view to effecting a potential initial public offering (“IPO”) of the Edwards Group.  It is now proposed that the IPO will consist of shares in Edwards Group Limited, a newly incorporated holding company of Edwards Group plc (respectively, “Holdco”, and the “Company”), which are intended to be listed on the NASDAQ market in the United States.

I am writing to inform you that, following a review of the Company’s strategic options by the board of directors of the Company (the “Board”), the Company has commenced preparation for a possible IPO.  Whilst a firm decision to proceed with an IPO can only be taken in due course (following feedback from potential investors as to the price at which they are willing to invest in Holdco and, consequently, the implied valuation of Holdco), and whilst any timetable in relation to an IPO remains subject to change, the Board is currently targeting an IPO in April 2012.  I would like to stress that both the fact that the Company is considering an IPO of Holdco, and the likely timing of such an IPO, remain highly confidential and should not be disclosed to, or discussed with, any other person (other than for the purposes of obtaining professional advice).  Any professional adviser who is engaged by a recipient of this circular in connection with the IPO should be made aware of these confidentiality restrictions.

In preparation for the IPO and for various structural reasons, it is proposed that the Company, and subsequently, Holdco undertake a pre-IPO reorganisation (further details of which are set out below).

The reorganisation of the Company and Holdco is to be effected in two main steps, and in summary it is proposed:

(i)                         firstly, for Holdco to become the sole shareholder of the Company (the “Acquisition”). The Acquisition is to be implemented by way of a court approved scheme of arrangement (the “Scheme”).  As part of the Scheme, it is proposed that the entire issued share capital of the Company be cancelled, and new classes of ordinary shares be issued to Holdco. In consideration for the cancellation of your shares in the Company, it is proposed that you will be issued new shares in the capital of Holdco (the “Consideration Shares”), in such amounts and with substantially the same rights attaching to them as the shares you hold in the capital of the Company; and

(ii)                        secondly, and conditional upon the IPO being effective, that the Consideration Shares be converted into new ordinary shares of £0.001 each (or such other nominal value as may be determined following consultation with the Board) in Holdco (the “New Holdco Shares”) and nil value deferred shares in Holdco to reflect the percentages of New Holdco Shares to be held by the various classes of shareholders as set out in the conversion and ratchet mechanisms contained in the existing articles of association of the Company (which will also be reflected in the articles of association of Holdco in all material respects).

The purpose of this letter is to explain:

(a)                                  the background to, reasons for and terms of the Scheme and the Reorganisation;

(b)                                  why the Board is recommending unanimously that Shareholders should vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting and provide the required consents;

(c)                                  why the pre-IPO reorganisation of Holdco is required, and why Shareholders should sign a Power of Attorney to authorise the corporate actions required to implement this Reorganisation; and

(d)                                  your rights in relation to selling New Holdco Shares in the IPO.

You may find it helpful to read the Questions and Answers section on page iv of this document before reading the rest of this letter.

2                                         BACKGROUND TO THE ACQUISITION AND THE REORGANISATION

The Board has several objectives for the reorganisation of the Company and Holdco. These include:

(a)                                  the Shareholders holding shares in Holdco, an exempted company incorporated in the Cayman Islands and resident for tax purposes in the UK; and

(b)                                  Holdco having a single class of ordinary share capital.

These objectives are important to facilitate the proposed IPO.

The Company has spent a significant amount of time exploring the various structural options and it has concluded that the most efficient way to achieve these objectives is to effect the Acquisition by way of a Scheme and to carry out the subsequent reorganisation of Holdco, in each case as set out in sections 3 and 4 of this letter.

The proposed reorganisation of the Company and Holdco involves a number of steps, many of which require the approval of the Shareholders (or classes thereof) and the consent of the other stakeholders in the Company or Holdco.  In order to minimise the disruption to the IPO process, it has been decided that, where possible, the required approvals and consents will be sought by way of written resolutions and written consents (rather than by convening physical meetings). The purpose of this circular is to seek these approvals and consents, and also to inform you of the consent requirements necessary as part of the Court approved Scheme process.  Whilst the Acquisition will occur once a sufficient number of Shareholders have approved the Scheme, and once the Court has confirmed the Scheme, the subsequent reorganisation of Holdco will only be effected if the IPO occurs.

3                                         SUMMARY OF THE SCHEME

In accordance with the terms of the Scheme, if it becomes effective, Shareholders will receive:

For each A Ordinary Share	one A ordinary share in the capital of Holdco

For each B Ordinary Share	one B ordinary share in the capital of Holdco

For each C Ordinary Share	one C ordinary share in the capital of Holdco

For each Preference Share	one preference share in the capital of Holdco

Further details of Holdco’s capital structure and the terms of the Consideration Shares are set out in Part 3 of this document.  The Consideration Shares will carry substantially the same rights and will be subject to the same restrictions as the existing shares in the Company.

Conditions of the Scheme

The completion of the Acquisition is conditional upon (i) obtaining the requisite approvals and consents of Shareholders in relation to the Scheme (such approvals and consents are described below), and (ii) Court sanction of the Scheme and the Reduction of Capital.

Shareholder Approvals required for the Scheme

In order to become effective, the Scheme must be approved by a majority in number representing 75 per cent. or more in value of the holders of C Ordinary Shares, present and voting, either in person or by proxy with respect of the Court Meeting.

A special resolution implementing the Scheme must be passed at the General Meeting. The special resolution requires a 75 per cent. majority of those present and voting in person or by proxy at the General Meeting. The special resolution approves the Scheme and the steps necessary to implement it (namely, the Reduction of Capital and authorisation for the Directors to allot new shares as required for the purposes of the Scheme.

In addition, the written consent of all the holders of A Ordinary Shares, B Ordinary Shares and Preference Shares will be required.

Under the Companies Act, the Scheme and the Reduction of Capital is also subject to the approval of the Court.

The Court Meeting is to be held at 10.00 a.m. on 14 March 2012, at the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London, EC4A 1AY. The General Meeting will be held at 10.15 a.m. at the same venue on the same day or, if later, as soon as the Court Meeting has concluded or been adjourned.

If the Scheme becomes effective, it will be binding on all Shareholders, including any Shareholder who did not vote to approve the Scheme.

4                                         SUMMARY OF THE PRE-IPO REORGANISATION OF HOLDCO

The Reorganisation involves the following steps:

(a)                               the reclassification of the preference shares in Holdco (including any accrued unpaid dividend thereon) into (i) fully paid New Holdco Shares; and (ii) deferred shares, all of which will be repurchased by Holdco immediately following the IPO (for an aggregate nominal amount of 1 pence) (the “Preference Deferred Shares”).  The creation of Preference Deferred Shares is effected because the total nominal value of preference shares prior to such reclassification must equal the aggregate nominal value of New Holdco Shares and Preference Deferred Shares created pursuant to such reclassification. Accordingly, the number of New Holdco Shares created pursuant to this step as a result of the reclassification will be calculated by reference to the offer price of a New Holdco Share on IPO;

(b)                               the reclassification of the A ordinary shares in Holdco into (i) fully paid New Holdco Shares, and (ii) deferred shares of the same nominal value as the New Holdco Shares all of which will be repurchased by Holdco immediately following the IPO (for an aggregate nominal amount of 1 pence) (the “Ordinary Deferred Shares”). This reclassification is effected pursuant to the ratchet contained in the Holdco Articles, which has the same economic effect as the ratchet that exists in the Existing Articles. The reclassification into Ordinary Deferred Shares is required to give the holders of the A ordinary shares, B ordinary shares and C ordinary shares in Holdco the correct shareholding in Holdco after the exercise of the ratchet;

(c)                               the reclassification of the B ordinary shares in Holdco into fully paid New Holdco Shares. No Ordinary Deferred Shares are created on the reclassification of the B ordinary shares in Holdco;

(d)                               the reclassification of the C ordinary shares in Holdco into (i) fully paid New Holdco Shares; and (ii) Ordinary Deferred Shares. This reclassification is effected in the same way as that for the A ordinary shares in Holdco, as described at step (b) above and is required to give the holders of the A ordinary shares, B ordinary shares and C ordinary shares in Holdco the correct shareholding in Holdco after the exercise of the ratchet;

(e)                               the adoption of New Holdco Articles.  This is necessary to reflect the reclassification of the A ordinary shares, B ordinary shares, C ordinary shares and preference shares in Holdco as New Holdco

Shares and so that Holdco has memorandum and articles of association with the appropriate provisions for a listed company;

(f)                                 the termination of the Holdco Investment Deed, and entry into the New Shareholders Agreement to reflect the ongoing relationship between Holdco and the Shareholders upon the IPO; and

(g)                              consolidation and sub-division of shares in Holdco so that the New Holdco Shares trade at an appropriate value for shares in a listed company.

Each of these steps will occur immediately following (and conditional upon) the IPO taking place and will not take place in any event if the IPO is not launched on or prior to 30 September 2012.

5                                         ABILITY TO ELECT TO SELL THE NEW HOLDCO SHARES IN THE IPO

Assuming the IPO proceeds on the currently proposed timetable, you will be given the opportunity to elect to sell (as part of the IPO) some of the New Holdco Shares that you will receive following the pre-IPO reorganisation of Holdco, subject to market conditions and the terms set out below.

You will be sent certain administrative documentation required to be completed and returned to Holdco should you elect to sell any shares as part of the IPO.  If you do not complete and return these documents within the stated time frame, it may not be possible to sell any shares on your behalf. There will be a very short period (one week) for shareholders who wish to make such an election to complete the form and return it to Holdco.

It is expected that you will be permitted to sell or dispose of the same proportion of your shareholding, pro-rata, as that proportion of shares sold or disposed of by the Lead Investors as part of the IPO, subject to market conditions at the time of the IPO and also to the limitation that no more than 20 per cent. of the issued share capital of Holdco immediately after the IPO (the “IPO Sale Limit”) may be sold at such time.  Elections to sell shares may be scaled down pro-rata to existing holdings to take account of market conditions and for the IPO Sale Limit.

Any shareholder who wishes to sell any New Holdco Shares is advised to seek professional advice, including in relation to tax.

As previously communicated to you and in order to convey the appropriate message to potential new investors in Holdco in connection with the IPO, we have agreed that all existing shareholders should agree for a period of time following the IPO not to sell, transfer or dispose of New Holdco Shares, or agree to do the same, directly or indirectly, into the market or otherwise (subject to certain limited exceptions) (the “Lock-Up”).  These Lock-up arrangements will be contained in the Underwriting Agreement with the underwriters of the IPO (the “Underwriting Agreement”), in separate lock-up undertakings with the underwriters and in the New Shareholders Agreement.

The details of the Lock-up as it will apply to most shareholders are summarised below.  The Lead Investors, David Smith and I and certain senior managers who report directly to me will be subject to additional restrictions and Christopher Bradley will not be subject to any Lock-Up arrangements.

•                                       You will undertake (subject to certain limited exceptions) not to sell, transfer or dispose of any New Holdco Shares or agree to do the same, directly or indirectly, from the date you sign the Power of Attorney to the date 180 days following the IPO (subject to extension for up to an additional 34 days if Holdco announces or updates its earnings close to the end of the 180 day period or makes a similar announcement) (the “Initial Lock-Up Period”).

•                                       Following the Initial Lock-Up Period, you will be permitted to sell or dispose of the same proportion of your shareholding, pro-rata, as that proportion of shares sold or disposed of by the Lead Investors as part of the first further sale of New Holdco Shares (the “Secondary Sale”) after the IPO.  You will undertake (subject to certain limited exceptions) not to sell, transfer or dispose of any New Holdco Shares, or agree to do the same, directly or indirectly, until the date 90 days following that Secondary Sale (subject to extension for up to an additional 34 days if Holdco announces or updates its earnings close to the end of the 90 day period or makes a similar announcement).

•                                       After the expiry of that 90 day period you will be free to sell your shares, but you will be required to retain such number of New Holdco Shares as is equivalent in value to your annual salary from time to time.

The Power of Attorney referred to in section 9 below authorises the attorneys to enter into Lock-Up arrangements on your behalf in terms no more restrictive than those described above without further contacting you.  The Power of Attorney will also authorise the attorneys to, amongst other things, enter into any documents, consents, instruments of proxy and consents to any short notice of any general meeting in your capacity as a shareholder of Holdco that are required in connection with the Reorganisation and the IPO and, in relation to the sale of any New Holdco Shares pursuant to your share sale election, transfer documentation and the Underwriting Agreement.

6                                         LEGAL ADVICE IN RELATION TO THIS CIRCULAR

Macfarlanes LLP has been instructed by Matthew Taylor, David Smith and Adam Ramsay on behalf of the holders of the B ordinary shares and C ordinary shares in Holdco to review certain documents which have been produced in connection with the Scheme in order to provide written confirmation that the documentation is consistent with the communications made to the holders of the B ordinary shares and C ordinary shares in Holdco, and in particular in connection with the statements made in this circular.  In accordance with, and subject to, the terms of their engagement letter, Macfarlanes LLP has provided such written confirmation.

7                                         OVERSEAS SHAREHOLDERS

The implications of the Scheme and the Reoganisation for Overseas Persons may be affected by the laws of the relevant jurisdictions of such Overseas Persons. Overseas Persons should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Person to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

8                                         TAXATION

The following section is a summary guide only to certain aspects of tax in the UK in relation only to the Scheme.  This is not a complete analysis of the potential tax effects of the Scheme nor will it relate to the specific tax position of all Shareholders in all jurisdictions.  This summary does not purport to be a legal opinion.  Shareholders are advised to consult their own tax advisors.

This summary assumes the Scheme has been effected in full and that Holdco will be treated as tax resident solely in the UK.

UK taxation

The following summary is intended as a general guide only and relates only to certain limited aspects of the UK tax consequences of the Scheme for Shareholders and of holding and disposing of Holdco shares.  It is based on current UK tax law and the current practice of HMRC, both of which are subject to change, possibly with retrospective effect.  The summary applies only to Shareholders who are resident and, if individuals, ordinarily resident and domiciled in the UK for taxation purposes, who hold their Shares and Consideration Shares as an investment (other than under a personal equity plan or an individual savings account), who are the absolute beneficial owners of their Shares and their Consideration Shares, who have not (and are not deemed to have) acquired their Shares by virtue of an office or employment (whether current, historic or prospective) and are not officers or employees of any member of the Group, unless such individuals have entered into an election pursuant to section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of their Shares.  In addition, these comments may not apply to certain classes of Shareholders such as traders, brokers, dealers, banks, financial institutions, collective investment schemes, insurance companies, investment companies, tax-exempt organisations, persons connected with the Group or persons who hold their Shares or Consideration Shares as part of hedging or conversion transactions.

Any person who is in any doubt as to his or her tax position, or who is resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult his or her tax advisors immediately.

UK tax consequences of the cancellation of Edwards shares and the issue of Consideration Shares

For the purposes of UK capital gains tax and corporation tax on chargeable gains (CGT), the cancellation of Shares and the issue of Consideration Shares should be treated as a scheme of reconstruction.  UK resident shareholders should obtain rollover relief in respect of the cancellation of Shares and the issue to them of the Consideration Shares.  This means that the Consideration Shares issued to a Shareholder should be treated as the same asset, and as having been acquired at the same time and for the same consideration, as the Shares from which they are derived.  Shareholders who hold (alone or together with connected persons) more than 5 per cent. of, or of any class of, shares in or debentures of the Company are advised that clearance has been obtained from HMRC under section 138 of the Taxation of Chargeable Gains Act 1992 that the Scheme is being effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes is avoidance of a liability to capital gains tax or corporation tax.

Transactions in securities

Shareholders should note that the Company has been advised that Shareholders should not suffer a counteraction tax assessment under the “transactions in securities” rules under section 733 of the Corporation Tax Act 2010 in relation to corporation taxpayers and the provisions of Chapter 1, Part 13 of the Income Tax Act 2007 in relation to income taxpayers by reference to the Scheme.  However, no clearance has been sought from HMRC to the effect that the provisions of section 733 of the Corporation Tax Act 2010 and Chapter 1, Part 13 of the Income Tax Act 2007 will not be applied.

9                                         ACTION TO BE TAKEN

Forms of Proxy

Shareholders will find enclosed with this document a pink Form of Proxy and a blue Form of Proxy. The pink Form of Proxy is to be used by holders of the C Ordinary Shares in connection with the Court Meeting and the blue Form of Proxy is to be used by holders of all other classes of Shares in connection with the General Meeting.

Whether or not you intend to attend the Meetings, all Shareholders should complete and sign the relevant Form of Proxy and return it in accordance with the instructions printed on the form either by post or (during normal business hours only) by hand to Edwards Group plc, Manor Royal, Crawley, West Sussex, RH10 9LW marked “For the attention of the Interim Company Secretary” or by email (attached as PDFs) to michael.anscombe@edwardsvacuum.com with a copy to benedict.pearce@weil.com by the following time:

no later than 10.00 a.m. on 14 March 2012 in the case of the Court Meeting (pink form), and no later than 10.15 a.m. on 14 March 2012 in the case of the General Meeting (blue form).

If the pink Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 14 March 2012, it may be handed to the chairman of the Court Meeting before the start of the Court Meeting.

The completion and return of the Forms of Proxy will not prevent you from attending and voting in person at the Court Meeting or the General Meeting if you so wish and are so entitled (although you are not expected to attend).

The sole resolution to be approved at the Court Meeting is a resolution to approve the Scheme.

The resolution to be approved at the General Meeting relates to (i) the approval of the Scheme, (ii) the approval of the Reduction of Capital, and (iii) authorising the issue of new shares to Holdco. These items are required to implement the Scheme.

Copies of the Existing Articles, the New Articles to be adopted under the Scheme and the Holdco Articles can be obtained from the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London, EC4A 1AY during usual business hours on any Business Day prior to the Effective Date.

Powers of Attorney

Shareholders will also find enclosed a Power of Attorney authorising Matthew Taylor, David Smith or Adam Ramsay to execute any documents required in connection with:

(a)                               the Reorganisation and the IPO (such as Lock-Up arrangements, any further consents required, the signing of any instrument of proxy and any consent to short notice of any general meeting); and

(b)                              the sale of any New Holdco Shares pursuant to your share sale election (such as the relevant share transfer documentation and the negotiation and signing of the underwriting agreement), on your behalf without further contacting you (except in order to determine the number of New Holdco Shares you elect to be sold in the IPO). The Power of Attorney is included for the purposes of administrative efficiency.  It expires on 30 September 2012. Please sign and have witnessed the relevant Power of Attorney.  Any independent adult over the age of 18 such as someone you work with, a friend or a neighbour can act as your witness. You should not have your signature witnessed by someone you are related to, a partner, or someone who lives at the same address as you. Your witness should also be able to understand spoken and written English.

10                                  RECOMMENDATION

The Directors have unanimously recommended that Shareholders vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting and provide the requested authorisations in respect of the Reorganisation.

Yours sincerely

Matthew Taylor

Chief Executive Officer

Edwards Group plc

PART 2: EXPLANATORY STATEMENT

This Part 2 contains, when read together with the remainder of this document, an explanatory statement in accordance with section 897 of the Companies Act.

1                                         INTRODUCTION

As part of a reorganisation of the Group in order to prepare the Group for a potential IPO, it is proposed that Holdco will become the sole owner of the entire issued share capital of the Company. The Acquisition is to be implemented by way of a court approved scheme of arrangement (the “Scheme”). The Scheme requires the approval of the Shareholders and the sanction of the Court. If the Scheme becomes effective, it will be binding on all Shareholders.

2                                         THE SCHEME

2.1                               Summary of terms

In accordance with the terms of the Scheme, and if it becomes effective, the Shareholders will receive:

For each A Ordinary Share	one A ordinary share in the capital of Holdco

For each B Ordinary Share	one B ordinary share in the capital of Holdco

For each C Ordinary Share	one C ordinary share in the capital of Holdco

For each Preference Share	one preference share in the capital of Holdco

The Scheme is set out in full in Part 5 of this document.

2.2                               Approvals required

In order to become effective, the Scheme must be approved by a majority in number representing 75 per cent. or more in value of the holders of C Ordinary Shares, present and voting, either in person or by proxy with respect of the Court Meeting.

A special resolution implementing the Scheme must be passed at the General Meeting. The special resolution requires a 75 per cent. majority of those present and voting in person or by proxy at the General Meeting. The special resolution approves the Scheme and the steps necessary to implement it (namely, the Reduction of Capital, and authorisation for the Directors to allot new shares as required for the purposes of the Scheme).

In addition, the written consent of all the holders of A Ordinary Shares, B Ordinary Shares and Preference Shares will be required.

Under the Companies Act, the Scheme is also subject to the approval of the Court.

The Court Meeting will be held at 10.00 a.m. on 16 March 2012, at the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London, EC4A 1AY. The General Meeting will be held at 10.15 a.m. at the same venue on the same day or, if later, as soon as the Court Meeting has concluded or been adjourned.

2.3                              Court procedure and effectiveness of the Scheme

If the appropriate approvals are received at the Court Meeting and the General Meeting, the Company will apply to the Court for the Scheme and the Reduction of Capital to be made effective. The Court Hearing to consider these applications is expected to be held on or around 2 April 2012.

If the Court sanctions the Scheme and the Reduction of Capital, the Scheme will become effective through the filing of the order(s) of the Court with the Registrar of Companies in England and Wales.

If the Scheme becomes effective, it will be binding on all Shareholders, including any Shareholder who did not vote to approve the Scheme.

3                                         THE CONSIDERATION SHARES AND NEW CAPITAL STRUCTURE

3.1                               Consideration Shares consist of A ordinary shares of £0.001 each, B ordinary shares of £0.001 each, C ordinary shares of £0.001 each and preference shares of £0.001 each, in the capital of Holdco.

3.2                               Information on the terms of the A ordinary shares, B ordinary Shares, C ordinary shares and preference shares proposed to be issued by Holdco is set out in Part 3 of this document.

4                                         THE DIRECTORS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

Details of the Directors and their respective interests in the share capital of the Company and the Acquisition are set out in Part 4 of this document. Shares held by the Directors will be subject to the Scheme.

The effect of the Scheme on the interests of the Directors does not differ from its effect on the like interests of any other person.

5                                         OVERSEAS SHAREHOLDERS

The implications of the Scheme for Overseas Persons may be affected by the laws of the relevant jurisdictions of such persons. Overseas Persons should inform themselves about and observe any applicable legal requirement. It is the responsibility of each Overseas Person to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law and the information disclosed herein may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any other jurisdiction.

All Shareholders (including, without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document to any jurisdiction outside the United Kingdom should seek appropriate authority before taking any action.

PART 3: NEW SHARE CAPITAL STRUCTURE AND TERMS OF NEW EQUITY ARRANGEMENTS

References in this Part 3 to A Ordinary Shares, B Ordinary Shares, C Ordinary Shares (together “Ordinary Shares”), Preference Shares, and Shares (and in connected defined terms) are to shares in the capital of Holdco and not, for the avoidance of doubt, shares in Edwards Group plc

Capital Structure of Holdco

The issued share capital of Holdco as at the date of this document is two ordinary shares of £1.00 each.

On or prior to the Effective Date the share capital of Holdco will be sub-divided, re-classified and increased such that the maximum share capital available for issue by Holdco is as follows:

•                  105,954,534 A Ordinary Shares of £0.001 each - to be held by the Lead Investors, and James Gentilcore and Hannah Gentilcore as trustees of the James F. Gentilcore revocable trust;

•                  1,718,181 B Ordinary Shares of £0.001 each - to be held by the Key Executives;

•                  9,621,819 C Ordinary Shares of £0.001 each - to be held by the Executives; and

•                  296,464,135 Preference Shares of £0.001 each - to be held by the Lead Investors, and James Gentilcore and Hannah Gentilcore as trustees of the James F. Gentilcore revocable trust,

(together, the “Consideration Shares”).

Memorandum and Articles of Association of Holdco

On or prior to the Effective Date, it is proposed that the Holdco Articles will be adopted which will set out the rights and restrictions applying to the Consideration Shares.

A copy of the Holdco Articles will be available for you to review from the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London, EC4A 1AY during normal business hours on any Business Day prior to the Effective Date or may be requested from Michael Anscombe at the contact details set out on page iii of this document.

Income

The profits of Holdco and other funds which are lawfully available for distribution will be applied first in accruing to the holders of Preference Shares a fixed cumulative preferential dividend at a rate of 10 per cent. per annum (compounded semi-annually) on a notional amount of US$1.00 per share (with the exception of Edwards International Limited, who will receive a fixed cumulative preferential dividend at a rate of 10 per cent. per annum (compounded semi-annually) on a notional amount of US$0.5012 per share), commencing on 26 February 2011.  Any remaining profits are then to be distributed amount the holders of A Ordinary Shares, B Ordinary Shares and C Ordinary Shares as follows:

(i)                                    6 per cent. of such profits shall be distributed among the holders of C Ordinary Shares pro rata to the nominal amount of the C Ordinary Shares held by each of them; and

(ii)                                 94 per cent. of such profits shall be distributed among the holders of A Ordinary Shares and B Ordinary Shares pro rata to the nominal amount of A Ordinary Shares and B Ordinary Shares held by each of them.

Voting

Each of the holders of A Ordinary Shares and B Ordinary Shares shall be entitled to receive notice of, attend, speak at and vote at general meetings of Holdco.  As a class, the A Ordinary Shares shall entitle the holders of A Ordinary Shares in aggregate 86 per cent. of the votes at a general meeting of Holdco.  As a class, the B Ordinary Shares shall entitle the holders thereof to exercise in aggregate 14 per cent. of the votes at a general meeting of Holdco.

The holders of Preference Shares are entitled to receive notice of and to attend and speak at general meetings of Holdco.  Except as otherwise provided herein, the holders of Preference Shares may not vote in respect of Preference Shares at general meetings of Holdco unless:

(i)                                    the resolution is one which directly or indirectly varies, modifies, alters or abrogates any of the rights, privileges, limitations or restrictions attaching to Preference Shares; or

(ii)                                 the resolution is for the winding-up of Holdco, the reduction of share capital, or the purchase by Holdco of any of its own shares.

Except as otherwise provided herein, the C Ordinary Shares do not confer any right to receive notice of, attend, or speak at or vote at general meetings of Holdco.

The holders of A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Preference Shares may, voting together as one class on the basis of one vote per share, appoint and remove one director of Holdco.

Transfer

The Shares will not be transferable, except in limited circumstances where certain specified permitted transfer, leaver, pre-emption or drag/tag or refinancing provisions apply.  In the event of a proposed transfer of Ordinary Shares not covered by such provision, consent of the Lead Investors will be required and pre-emption rights will also apply.

Drag Along and Tag Along provisions

If the Lead Investors (the “Investor Sellers”) propose to transfer a majority of the A Ordinary Shares held by them to any person (together with persons acting in concert with such person) who has made an offer on bona fide, arm’s length terms for such shares (the “Proposed Purchaser(s)”), and the Investor Sellers procure that an offer is made by the Proposed Purchaser(s) to all the holders of Shares for the same consideration, the Investor Sellers shall have the option, by serving a compulsory purchase notice (a “Compulsory Purchase Notice”) on each other shareholder (“Minority Shareholder”), to require each (but not some only) of the Minority Shareholders to sell all their Shares as legal and beneficial owner to the Proposed Purchaser(s) (or as they may direct) on a date falling no earlier than three Business Days after service of a Compulsory Purchase Notice.

Other than pursuant to compulsory transfers, drag-along transfers, and transfers in relation to a refinancing (as set out in this part 3), no sale or transfer for value of the legal or beneficial interest in Shares which would result, if made and registered, in a holder of Shares transferring 50 per cent. or more of the A Ordinary Shares to one or more third parties, whether in one transaction or a series of related transactions, shall be made or registered unless, before the transfer is lodged for registration, the transferor shall have first procured that an offer has been made by the proposed transferee to the holders of the other Shares to acquire all of their holdings of Shares.

Leaver Provisions

Where a person becomes a Leaver he is deemed to offer all his Ordinary Shares in the capital of Holdco for sale and the price for such shares shall vary depending on whether the Leaver is deemed a “Good Leaver”, “Intermediate Leaver” or “Bad Leaver”.

A Bad Leaver is a Relevant Executive who becomes a Leaver for one of the following reasons:

•                  voluntary resignation (other than as a result of serious ill-health (save where ill-health arises as a result of the use of alcohol or non-prescription drugs), permanent mental or physical incapacity, as a result of constructive dismissal (determined by a relevant employment tribunal) or at an agreed retirement age or by virtue of being required to change the country in which he principally works);

•                  summary dismissal under his service agreement (except where such dismissal is solely and exclusively pursuant to a breach of underperformance provisions in such person’s service agreement).

A Good Leaver is a Relevant Executive who becomes a Leaver for one of the following reasons:

•                  death or serious ill-health (save where such ill health arises as a result of the use of alcohol or non-prescription drugs);

•                  permanent mental or physical incapacity;

•                  constructive dismissal (determined by a relevant employment tribunal);

•                  at an agreed retirement age;

•                  is required to change the country in which he principally works;

•                  is determined by the Lead Investors to be a Good Leaver.

An Intermediate Leaver is a Leaver who is not a Good Leaver or a Bad Leaver.

If the Relevant Executive is a Bad Leaver, the price for his shares will be the lower of the subscription price for such shares and Market Value.

If the Relevant Executive is a Good Leaver or an Intermediate Leaver, the price for his Shares will be Market Value.

Refinancing Provisions

If the Lead Investors propose to refinance the First Lien Agreement and such refinancing involves the incorporation of a new holding company as a sole shareholder of Holdco, the Lead Investors may require all other shareholders to transfer all of their Shares to the a new holding company in exchange for the issue to each such shareholder by the new holding company of new shares with substantially the same rights.

Permitted Transfer Provisions

Other than in accordance with the Drag/Tag, Leaver, Refinancing and pre-emption provisions described above, Shares may only be transferred by holders to certain categories of specified persons such as (in respect of individuals) spouses and certain family members and family trusts and (for corporate shareholders) its subsidiary or holding company or another subsidiary of its holding company.  In addition, Shareholders can take such steps as are required to transfer any of its Shares, only on the basis that such transfer may only become effective upon or immediately following an IPO taking place.

Holdco Investment Deed

Each of the Lead Investors, the Executives and Holdco will become parties to the Holdco Investment Deed, on substantially the same terms as the existing Investment Deed relating to the Company, and which sets out the basis on which the Shareholders will invest in Holdco and regulates certain aspects of the relationship between the management and administration of the affairs of the Group after the Effective Date.

Board of Holdco and Consent Matters

The Lead Investors shall, for so long as they hold A Ordinary Shares, jointly have the right to:

(i)                                    appoint and maintain in office any number of persons whom the Lead Investors may from time to time nominate as Investor Directors of the Company and/or any member of the Group (and each as a member of any committee of the Board) and to remove any Investor Directors so appointed and, upon their removal, appoint such other Investor Directors in such Investor Director’s place, and

(ii)                                 appoint and maintain in office such other individuals who the Lead Investors may from time to time nominate as Directors and/or any member of the Group (and each as a member of each and any committee of the Board) and to remove any directors so appointed and, upon their removal whether by the Lead Investors or otherwise, to appoint such other directors in such directors’ place.

Certain matters shall not be undertaken by the Group without the consent of the Lead Investors. These include but are not limited to the following:

•                                          any change to the memorandum and articles of association of Holdco, the Company, Edwards (Cayman Islands I) Limited, Edwards (Cayman Islands II) Limited, Edwards UKCo 2 Limited and Edwards Limited (each, a “Topco”);

•                                          any change of name of any Group Company;

•                                          any change in the share capital of any Group Company, including the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities or the waiver of any right to receive payment in respect of any of Holdco’s shares that are issued partly paid (other than permitted under the Holdco Investment Deed);

•                                          any reduction of the share capital or any variation of the rights attaching to any class of shares or any redemption, purchase or other acquisition of any shares or other securities by any Group Company except where those shares or securities belong to another Group Company or a nominee shareholder;

•                                          the sale of any Group Company to a company which is not a Group Company or any consolidation or amalgamation with any other company which is not a Group Company;

•                                          the payment or declaration of any final dividend or other distribution on account of shares in the capital of  a Topco;

•                                          the entering into any material transaction by any Group Company with a party to the Holdco Investment Deed or any associated companies or connected persons thereto not in the ordinary course of business or not on arm’s length commercial terms; and

•                                          a Sale or Listing of any Group Company.

PART 4: ADDITIONAL INFORMATION

1                                         THE DIRECTORS

1.1                               The Directors of the Company as at the date of this document are:

Gregory Brenneman	(Non-Executive Director)
James Gentilcore	(Non-Executive Director)
John Lewis	(Non-Executive Director)
Nicholas Rose	(Non-Executive Chairman)
Ajeet Singh	(Non-Executive Director)
David Smith	(Chief Financial Officer)
Matthew Taylor	(Chief Executive Officer)

1.2                               It is proposed that the directors of Holdco from the Effective Date will be the same persons as those listed in 1.1 above.

2                                         DIRECTORS’ INTERESTS

2.1                               The following Directors have the following direct interests in the share capital of the Company as at the date of this document and expect to continue to hold the same rights at the Scheme Record Time:

Name	A Ordinary Shares	B Ordinary Shares	C Ordinary Shares	Preference Shares
James Gentilcore	166,140	—	—	464,135
David and Judith Smith	—	319,770	—	—
Matthew Taylor	—	409,770	—	—

2.2                               In addition, John Lewis and Ajeet Singh have indirect interests in the share capital of the Company by virtue of their employment with Unitas Capital.  The Unitas Capital funds’ equity interest in the Company is held by Edwards International Limited, which currently holds 52,894,197 A Ordinary Shares and 148,000,000 Preference Shares and it is anticipated that such holding will remain the same at the Scheme Record Time.

3                                         SUMMARY OF THE TERMS OF THE INVESTMENT DOCUMENTS

3.3                               Holdco Investment Deed

Please refer to Part 3 of this document for a summary of the terms of the Holdco Investment Deed.

3.4                               Holdco Articles

Please refer to Part 3 of this document for a summary of the terms of the Holdco Articles.

PART 5: THE SCHEME

IN THE HIGH COURT OF JUSTICE	No. • of 2012
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF

EDWARDS GROUP PLC

-and-

IN THE MATTER OF

THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

EDWARDS GROUP PLC

and

THE SHAREHOLDERS

(as hereinafter defined)

1                                         PRELIMINARY

1.1                               In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“A Ordinary Shares”	means the issued “A” ordinary shares of £0.001 each in the capital of the Company;

“B Ordinary Shares”	means the issued “B” ordinary shares of £0.001 each in the capital of the Company;

“Business Day”	a day (other than a Saturday, Sunday or UK public holiday) on which banks are open for business in London;

“C Ordinary Shares”	means the issued “C” ordinary shares of £0.001 each in the capital of the Company;

“Companies Act”	means the Companies Act 2006, as amended;

“Company”	means Edwards Group plc, a company incorporated in England and Wales with registered number 06124472;

“Consideration Shares”	means the A ordinary shares of £0.001 each, the B ordinary shares of £0.001 each, the C ordinary shares of £0.001 each and the preference shares of £0.001 each in the capital of Holdco;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”

the meeting of holders of C Ordinary Shares (and any adjournment thereof) convened by order of the Court pursuant to section 896 of the Companies Act for the holders of C Ordinary Shares to consider and, if thought fit, approve the Scheme and the Reduction of Capital, notice of which is set out in Part 8 of the Scheme Document;

“Court Order”	means the order of the Court sanctioning the Scheme and confirming the Reduction of Capital under section 899 of the Companies Act;

“Directors”	means the directors of the Company;

“Dollars” or “US$”	means the lawful currency of the United States;

“Existing Articles”	means the current articles of association of the Company as amended on 8 March 2011;

“Holdco”	means Edwards Group Limited, an exempted company incorporated in the Cayman Islands with limited liability;

“Holdco Articles”	means the memorandum and articles of association of Holdco which will come into force on the Scheme Effective Date;

“New Company Articles”	means the articles of association of the Company, substantially in the form of the Articles, which will be adopted by the Company pursuant to clause 2.3;

“New Company Shares”	means the ordinary shares of £0.001 each and the dollar ordinary shares of US$0.001 each in the capital of the Company, to be issued pursuant to clause 2.4;

“Preference Shares”	means the preference shares of US$0.001 each in the capital of the Company;

“Reduction of Capital”

means the reduction of the share capital of the Company under section 645 of the Companies Act by the redemption, cancellation and extinguishing of certain Shares, to be effected pursuant to clause 2.1;

“Register”	means the register of members of the Company;

“Registrar”	means the Registrar of Companies in England and Wales;

“Scheme” or “Scheme of Arrangement”

means the scheme of arrangement proposed to be made under part 26 of the Companies Act between the Company and the Shareholders with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company;

“Scheme Document”	means the document sent to the Shareholders relating to this Scheme;

“Scheme Effective Date”	means the date on which all clauses of the Scheme become effective pursuant to clause 5;

“Scheme Record Time”	means 8pm on the day immediately preceding the Court hearing for the Scheme and the Reduction of Capital;

“Shareholders”	means holders of Shares from time to time; and

“Shares”

means the A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and the Preference Shares in issue at the date of the Scheme Document and any further such shares which may be in issue immediately prior to the confirmation by the Court of the Scheme and the Reduction of Capital provided for by clause 2.1 in respect of which the original or subsequent holders shall be bound of shall have agreed in writing by such time to be bound by the Scheme.

1.2                               References to clauses and subclauses are to clauses and subclauses of this Scheme.

1.3                               All references to times are to London time.

1.4                               The issued share capital of the Company at the date of this Scheme is £117,294.53 and US$296,464.13 divided into 105,954,534 A Ordinary Shares, 1,718,181 B Ordinary Shares, 9,621,819 C Ordinary Shares and 296,464,135 Preference Shares.

1.5                               Holdco has agreed to appear by counsel on the hearing of the application to sanction this Scheme and to submit to be bound by and to undertake to the Court to be bound by this Scheme and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

2                                         CANCELLATION OF THE SHARES

2.1                               The share capital of the Company shall be reduced by canceling and extinguishing the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares.

2.2                               The share capital of the Company shall be reduced by canceling and extinguishing the Preference Shares.

2.3                               The Company shall be re-registered as a private company pursuant to section 651 of the Companies Act with the name Edwards Holdings Limited, and the New Company Articles shall be adopted accordingly.

2.4                               Forthwith and contingently upon the reductions of capital referred to in subclauses 2.1 and 2.2 taking effect and the re-registration of the Company as a private company and notwithstanding anything to the contrary in the Existing Articles, the reserve arising in the books of the account of the Company as a result of the reductions of capital referred to in subclauses 2.1 and 2.2 shall be applied by the Company in paying up in full at par such number of New Company Shares as is equal to the aggregate amount of Shares cancelled pursuant to subclauses 2.1 and 2.2, which shall be allotted and issued credited as fully paid up (free form all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever) to Holdco on the following basis:

one ordinary share of £0.001 for each A Ordinary Share, B Ordinary Share or C Ordinary Share one ordinary share of US$0.001 for each Preference Share

3                                         CONSIDERATION FOR THE CANCELLATION OF THE SHARES

3.1                               In consideration for the cancellation of the Shares and the allotment and issue of the New Company Shares as provided in clause 2 of this Scheme, Holdco shall allot and issue (credited as fully paid up) Consideration Shares to the Shareholders on the following basis:

one A ordinary share of £0.001 in Holdco for every A Ordinary Share one B ordinary share of £0.001 in Holdco for every B Ordinary Share one C ordinary share of £0.001 in Holdco for every C Ordinary Share one preference share of £0.001 in Holdco for every Preference Share

3.2                               The Consideration Shares issued pursuant to clause 3.1 shall have such rights and obligations as are set out in the Holdco Articles.

4                                         CERTIFICATES REPRESENTING SHARES

With effect from and including the Scheme Effective Date all certificates representing holdings of Shares shall cease to be valid in respect of such holdings and the holders of such Shares shall be bound at the request of the Company to deliver such certificates to the Company, or any person appointed by the Company to receive the same, for cancellation.

5                                         OPERATION OF THIS SCHEME

5.1                               The Scheme shall take effect upon the delivery of the Court Order and the statement of capital approved by the Court to the Registrar.

5.2                               Unless all clauses of this Scheme shall have become effective on or before 30 September 2012 or such later date, if any, as the Company and Holdco may agree and the Court may allow, it shall never become effective.

6                                         MODIFICATION

The Company and Holdco may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated 1 March 2012

PART 6: TERMS AND CONDITIONS

1                                         The Acquisition is conditional upon the Scheme becoming unconditional and becoming effective, no later than 30 September 2012 or such later date, if any, as the Company and Holdco may agree (with, where applicable, the consent of the Court).

2                                         The Scheme will be conditional upon:

2.1                               approval of the Scheme by a majority in number representing 75 per cent. or more in value of the holders of C Ordinary Shares, present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting;

2.2                               the resolution(s) required to approve and implement the Scheme being passed by the requisite majority at the General Meeting or any adjournment of those meetings and not subsequently revoked; and

2.3                               the sanction of the Scheme and the confirmation of the Reduction of Capital by the Court (with or without modification, but subject to any modification being on terms reasonably acceptable to the Company and Holdco), and an office copy of the Court Order and the statement of capital approved by the Court being filed with the Registrar.

PART 7:  DEFINITIONS

In this document (with the exception of Part 5 or where otherwise stated), the following words and expressions have the following meanings, unless the context requires otherwise:

“A Ordinary Shares”	means the “A” ordinary shares of £0.001 each in the capital of the Company;
“Acquisition”	means the proposed acquisition of the Company by Holdco by means of the Scheme;
“B Ordinary Shares”	means the “B” ordinary shares of £0.001 each in the capital of the Company;
“Bad Leaver”	is defined in Part 3 of this document;
“Board” or “Directors”	means the directors of the Company;
“Business Day”	means a day (other than a Saturday, Sunday or UK public holiday) on which banks are open for business in London;
“C Ordinary Shares”	means the “C” Ordinary Shares of £0.001 each in the capital of the Company;
“Companies Act”	means the Companies Act 2006, as amended;
“Company”	means Edwards Group plc, a company incorporated in England and Wales with registered number 06124472;
“Compulsory Purchase Notice”	is defined in Part 3 of this document;
“Consideration Shares”	as defined in Part 3 of this document;
“Court”	means the High Court of Justice in England and Wales;
“Court Hearing”	means the order of the Court sanctioning the Scheme and the Reduction of Capital pursuant to sections 899 and 648 of the Companies Act;
“Court Meeting”

the meeting of holders of the C Ordinary Shares (and any adjournment thereof) convened by order of the Court pursuant to section 896 of the Companies Act for the holders of the C Ordinary Shares to consider and, if thought fit, approve the Scheme, notice of which is set out in Part 8 of this document;

“Effective Date”	means the date on which the Scheme becomes effective in accordance with clause 6 of the Scheme, as set out in Part 5 of this document;
“Executives”	means the holders of C shares as at the date of this document;
“Existing Articles”	the articles of association of the Company as at the date of this document;
“First Lien Agreement”	means the first lien agreement dated 31 May 2007 between inter alia Edwards (Cayman II) Limited and the lenders thereunder;
“Forms of Proxy”	means the pink form of proxy for use at the Court Meeting and the blue form of proxy for use at the General Meeting, both of which accompany this document, and “Form of Proxy” means either of them;
“GM” or “General Meeting”	means the general meeting of the Company, notice of which is set out at Part 9 of this document (and any adjournment or postponement thereof);
“Good Leaver”	is defined in Part 3 of this document;
“Group”	the Company and its subsidiaries and subsidiary or parent undertakings from time to time (including, for the purposes of Part 3 of this document, Holdco);
“Group Company”	a member of the Group;
“HMRC”	means HM Revenue and Customs;
“Holdco”	means Edwards Group Limited, an exempted company incorporated in the Cayman Islands with limited liability;
“Holdco Articles”	means the amended and restated memorandum and articles of association of Holdco to be adopted by special resolution on or before the Effective Date;
“Holdco Investment Deed”	means the investment deed to be entered into by Holdco on the Scheme becoming effective;
“Initial Lock-Up Period”	is defined in paragraph 5 of part 1 of this document;
“Intermediate Leaver”	is defined in Part 3 of this document;
“Investment Deed”	means the amended and restated investment deed relating to the Company dated 24 November 2008;
“Investor Director”	means a director appointed by the Lead Investors pursuant to clause 8 of the Investment Deed;
“Investor Sellers”	is defined in Part 3 of this document;
“IPO”	mean an initial public offering of the shares in Edwards Group;
“IPO Sale Limit”	is defined in paragraph 5 of Part 1 of this document;
“Key Executives”	means Christopher Bradley, Nigel Hunton, David Smith, and Matthew Taylor and certain relatives thereof;
“Lead Investors”	means CCMP Capital Investors II(AV-3), L.P., CCMP Capital Investors (Cayman) II L.P, and Edwards International Limited;
“Leaver”	means a Relevant Executive who ceases to be a director or employee of the Group;

“Listing”

means the admission of a company’s equity shares to trading on any public securities market becoming effective, whether effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;

“Lock-up”	is defined in paragraph 5 of Part 1 of this document;
“Market Value”	means the market value of a share as determined in accordance with the Holdco Articles
“Meetings”	means the Court Meeting and the General Meeting;
“Minority Shareholder”	is defined in Part 3 of this document;
“New Articles”	the new articles of association of the Company to be adopted under the Scheme;
“New Company Shares”	new ordinary shares of £0.001 and US$0.001 each in the capital of the Company to be issued to Holdco following the Reduction of Capital;
“New Holdco Articles”	the amended and restated memorandum and articles of association to be adopted by Holdco on an IPO;
“New Holdco Shares”	is defined on page v of this document;
“New Shareholders Agreement”	means the shareholders agreement to be entered into in relation to Holdco on the IPO taking place;
“Ordinary Share”	an A Ordinary Share, B Ordinary Share or C Ordinary Share;
“Overseas Persons”	means holders of Shares who are resident in, ordinarily resident in, or nationals or citizens of, jurisdictions outside the UK;
“Pounds” or “£” or “pence”	means the lawful currency of the UK;
“Power of Attorney”

means the enclosed power of attorney to be entered into by the Shareholders authorising the attorneys thereunder to carry out certain matters in connection to the Reorganisation and the IPO, as further described on page iii;

“Preference Shares”	means the preference shares of US$0.001 each in the capital of the Company;
“Proposed Purchaser(s)”	is defined in Part 3 of this document;
“Reduction of Capital”	means the reduction of the share capital of the Company under section 645 of the Companies Act by the cancellation and extinguishing of the Shares, to be effected as part of the Scheme;
“Registrar”	means the Registrar of Companies in England and Wales;
“Relevant Executive”	means a director or employee of the Group;
“Reorganisation”	means the pre-IPO reorganisation of Holdco set out in part 2 of this document;
“Sale”

means an acquisition of shares in the capital of any Group Company representing not less than 50 per cent. of the issued ordinary shares of such Group Company by any person (other than a Lead Investor) (including any person connected to such person or with whom he is acting in concert), but which, for the avoidance of doubt, shall exclude the acquisition of shares in connection with a Listing;

“Scheme”

means the scheme of arrangement proposed to be made under part 26 of the Companies Act between the Company and the Shareholders, as set out in Part 5 of this document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company and Holdco;

“Scheme Document”	means this document;
“Scheme Record Time”	means 8.00 p.m. on the Business Day immediately preceding the Court Hearing;
“Secondary Sale”	is defined in paragraph 5 or Part 1 of this document;
“Shareholders”	means holders of Shares from time to time;
“Shares”	all the A Ordinary Shares, B Ordinary Shares, C Ordinary Shares, and the Preference Shares in the capital of the Company in issue at the date of this document.
“subsidiary” or “subsidiary undertaking” or “associated undertaking” or “holding company”	each has the meaning given by the Companies Act;
“Topco”	is defined in Part 3 of this document;
“UK” or “United Kingdom”	means the United Kingdom of Great Britain and Northern Ireland;
“Underwriting Agreement”	is defined in paragraph 5 of Part 1 of this document;
“US” or “United States”	means the United States of America, its territories and possessions, any state or political sub-division of the United States of America and the District of Columbia;
“US Securities Act”	means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and
“Voting Record Time”

means 6.00 p.m. on the day which is two days before the date of the Meetings or, if the Meetings is/are adjourned or postponed, 6.00 p.m. on the day falling two days before the date of such adjourned or postponed Meeting(s).

PART 8: NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. [•] of 2012
CHANCERY DIVISION COMPANIES COURT

Registrar [•]

IN THE MATTER OF EDWARDS GROUP PLC

-and-

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that, by an Order dated 27 February 2012 made in the above matters, the Court has given permission for a meeting to be convened of the holders of C Ordinary Shares (as defined in the scheme referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Edwards Group plc (the “Company”) and its shareholders and that such meeting will be held at the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London EC4A 1AY on 16 March 2012 at 10.00 a.m., at which place and time all holders of the C Ordinary Shares are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to section 897 of the Companies Act 2006 are incorporated in the document of which this notice forms part.

Shareholders entitled to attend and vote at the meeting may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend, speak and vote in their stead. A pink form of proxy for use at the said meeting is enclosed with this notice.

It is requested that forms appointing proxies be lodged with the Company by hand, post or email not less than 48 hours before the time appointed for the said meeting but, if such forms are not so lodged, they may be handed to the chairman at the meeting.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

Entitlement to attend and vote at the meeting or any adjournment or postponement thereof and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on the day which is two days before the date of the meeting or adjourned meeting (as the case may be). In each case, changes to the register of members of the Company after such time will be disregarded.

By the said Order, the Court has appointed Nicholas Rose or, failing him, Matthew Taylor, or, failing him, David Smith to act as Chairman of the said meeting and has directed the Chairman to report the result thereof to the Court.

The said scheme of arrangement will be subject to the subsequent sanction of the Court.

Dated 1 March 2012	WEIL, GOTSHAL & MANGES 110 Fetter Lane London EC4A 1AY Solicitors for the Company

PART 9: NOTICE OF GENERAL MEETING

of

EDWARDS GROUP PLC

(Registered in England No. 06124472)

NOTICE IS HEREBY GIVEN that a general meeting of Edwards Group plc (the “Company”) will be held at the offices of Weil, Gotshal & Manges, 110 Fetter Lane, London EC4A 1AY on 16 March 2012 at 10.15 a.m. (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution:

SPECIAL RESOLUTION

THAT:

1                                       the Scheme of Arrangement dated 1 March 2012 between the Company and the Shareholders (as defined in the Scheme) in its original form or with or subject to any modification, addition or condition approved or imposed by the Court (the “Scheme”) be approved and the Directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

2                                       for the purposes of giving effect to the Scheme in its original form or with or subject to any modification, addition or condition approved or imposed by the Court the capital of the Company be reduced by canceling and extinguishing all of the Shares (as defined in the Scheme) in the capital of the Company in accordance with the Scheme;

3                                       forthwith and contingently upon the said reduction of capital taking effect:

(a)                                the Company shall apply the credit arising in its books of account as a result of such reduction of capital in paying up in full at par such number of new ordinary shares of £0.001 and US$0.001 each in the capital of the Company (the “New Company Shares”) as shall be equal to the aggregate nominal amount of shares cancelled pursuant to paragraph 2 of this resolution and shall allot and issue the same, credit as fully paid, to Edwards Group Limited, a company incorporated in the Cayman Islands with limited liability, and/or its nominee(s); and

(b)                                the Directors of the Company be and hereby are generally and unconditionally authorised, for the purposes of section 551 of the Companies Act 2006, to allot the New Company Shares in accordance with these resolutions provided that (i) the maximum number of New Company Shares which may be allotted hereunder is 500,000,000, (ii) this authority shall expire on 30 September 2012, and (iii) this authority shall be in addition to any subsisting authority conferred on the Directors of the Company pursuant to section 551 of the Companies Act 2006 (or section 80 of the Companies Act 1985, as applicable);

4                                       the articles of association of the Company be replaced by new Articles of Association in the form produced to the Chairman of the meeting and initialed for the purpose of identification.

By order of the Board

Michael Anscombe

Interim Company Secretary

1 March 2012

Registered Office:

Manor Royal

Crawley

West Sussex, RH10 9LW

United Kingdom

Notes:

(1)                                  Only holders of A Ordinary Shares, B Ordinary Shares and Preference Shares are entitled to attend and vote at this meeting.

(2)                                  A member of the Company entitled to attend and vote at this meeting is entitled to appoint one or more proxies to attend and to vote instead of him or her. A proxy need not be a member of the Company.

(3)                                  A BLUE Form of Proxy is enclosed with this document. Instructions for use are shown on the form. Lodging a BLUE Form of Proxy will not prevent the shareholder from attending the meeting and voting in person.

(4)                                  To be valid, the BLUE Form of Proxy, together with any power of attorney under which it is signed, or a duly certified copy thereof, must be received in accordance with the instructions printed thereon.